Exhibit 10.2

BUSINESS LICENSE AGREEMENT

Agreement made and entered into this            of                    , 2021 (the Date”), by and between the PRO MUSIC RIGHTS, LLC, with its principal offices located at 3811 Airport Pulling Rd. Ste. 203, Naples, Florida 34105, hereinafter referred to as “PRO”, and _______________________________ hereinafter referred to as “Licensee”.

WITNESSETH:

WHEREAS, PRO’s writer and publisher clients have authorized PRO to license, on a non-exclusive basis, non-dramatic public performances of their copyrighted musical compositions; and

WHEREAS, Licensee is a business and desires to perform publicly and non-dramatically the copyrighted musical compositions in PRO’s repertory during the period hereof.

Now, therefore, the parties hereto mutually agree as follows:

1. Definitions

As used in this Agreement,

(a) The term “Licensee” shall include the named institution and any of its constituent bodies, agencies or organizations.

(b) The term “business location” shall include Licensee’s places of business and any site located off Licensee’s primary principal office which has been engaged by Licensee for use by Licensee and any of its constituent bodies, agencies or organizations. Each business location must be reported as detailed below and a minimum base licensing fee shall apply. Examples of separate business locations are, but not limited to, each airplane, mobile app, website, franchisee, subsidiary, television station, cable provider, and cable television station.

(c) The term “musical attractions” shall mean concerts, shows, recitals, dances and other similar performances.

(d) “Internet Transmissions” shall mean all transmissions of content to Users from or through Licensee’s Internet Site or Service, or from any other Internet site or service pursuant to an agreement between Licensee and the operator of the other Internet site or service, when accessed by means of any connection from Licensee’s Internet Site or Service.

(e) “Locally Originated Programming” shall mean television programming produced or which is inserted locally by Licensee or through an interconnect (an association of two or more cable systems for the purpose of distributing advertising or programming simultaneously) or otherwise originating by or on “Licensee’s Cable Television System” including, without limitation, (i) programming on locally-originated channels, including advertising and promotional materials thereon; (ii) programming on public, educational and governmental (“PEG”) access channels; (iii) public service announcements; (iv) programming on leased access channels; and (v) advertising and promotional materials inserted locally or through an interconnect by or on behalf of Licensee into national, regional or local cable programming services.

(f) “Licensee’s Cable Television System” shall mean a cable television system, system of closed circuit distribution, MMDS, internet, broadband, including any linear feed via the Internet, broadband or other online service or other means of distribution which is owned and operated by Licensee and by which Licensee transmits Locally Originated Programming on Licensee’s place of business, except that it shall not include free over-the-air broadcast television.

(g) “Intranet Transmissions” shall mean transmissions that can only be accessed through an internal computer network accessible only to faculty, staff, students, and other members of the business community who authenticate themselves through a secure access system.

(h) “Radio Station” shall mean a radio station licensed for non-commercial educational broadcasting that is not qualified under the rules of the Corporation for Public Broadcasting for receipt of community service grants.

(i) “Users” means all those who access Internet Transmissions.

(j) “PRO Repertory” means all copyrighted Musical Works (a) written and/or published by PRO Clients and (b) for which PRO controls, whether as of the Effective Date or any time during the Term, the non-dramatic public performance rights in the Territory, but solely to the extent such rights are or may during the Term be vested in or assigned to PRO by PRO Clients.

(k) “Musical Work” means any copyrightable musical composition, including any lyrics or words written to be used with such composition.

2. Term of License

This Agreement shall be for an initial term of five (5) year, commencing on the date of execution by both parties, which shall be considered the Effective Date of this Agreement, and shall automatically renew thereafter for additional terms of one (1) year each unless terminated by either party by giving notice of termination to the other party no later than ninety (90) days prior to the end of the initial or any renewal term. If such notice is given, the agreement shall terminate on the last day of the term in which notice is given.

3. Grant of License

PRO hereby grants to Licensee for the term of this Agreement a non-exclusive license to perform publicly, or cause the public performance, on Licensee’s business location, of non-dramatic musical compositions now or hereafter during the term hereof in the repertory of PRO, and of which PRO shall have the right to license such performing rights. Such performances shall include performances presented under the auspices of Licensee, including, but not limited to, performances by faculty, staff, or other business associates of Licensee while performing under the auspices of Licensee and shall include performances by means of Internet Transmissions, including webcasts of Licensee owned and operated Radio Stations, Intranet Transmissions and Licensee’s Cable Television System.

4. Limitations on License

(a) This license is not assignable or transferable by operation of law or otherwise, and is limited to the Licensee and to the business location.

(b) This license does not authorize the broadcasting, telecasting or transmission by wire or otherwise, of renditions of musical compositions in PRO’s repertory to persons outside of the business location, other than by means of (i) music-on-hold telephone systems operated by Licensee at the business location; (ii) Licensee’s Internet Site or Service; (iii) Licensee’s Intranet transmissions; and (iv) Licensee’s Cable Television System.

(c) This license does not authorize performances at any musical attraction that is co-sponsored, co-promoted or co- presented by Licensee and any other entity engaged in the business, whether for-profit or not-for-profit, of promoting or presenting musical attractions.

(d) This license does not authorize any performance by means of a coin-operated phonorecord player (jukebox) otherwise covered by the compulsory license provisions of 17 U.S.C. Paragraph 116.

(e) This license is limited to non-dramatic performances, and does not authorize any dramatic performances. For purposes of this Agreement, a dramatic performance shall include, but not be limited to, the following:

(i) performance of a “dramatico-musical work” (as hereinafter defined) in its entirety;

(ii) performance of one or more musical compositions from a “dramatico-musical work” (as hereinafter defined) accompanied by dialogue, pantomime, dance, stage action, or visual representation of the work from which the music is taken;

(iii) performance of one or more musical compositions as part of a story or plot, whether accompanied or unaccompanied by dialogue, pantomime, dance, stage action or visual representation;

(iv) performance of a concert version of a “dramatico-musical work” (as hereinafter defined).

The term “dramatico-musical work” as used in this Agreement shall include, but not be limited to, a musical comedy, opera, play with music, revue or ballet.

(f) PRO reserves the right at any time to restrict the performance of any composition in its repertory and further reserves the right at any time to withdraw from its repertory and from operation of this license, any musical work as to which any suit has been brought or threatened on a claim that such composition infringes a composition not contained in PRO’s repertory, or on a claim that PRO does not have the right to license the performing rights in such composition.

(g) Nothing in this Agreement grants to Licensee, or authorizes Licensee to grant to any User or to anyone else, any right to reproduce, copy or distribute by any means, method or process whatsoever, any of the musical compositions licensed by this Agreement, including but not limited to, transferring or downloading any such musical compositions to a computer hard drive or otherwise copying the composition onto any other storage medium.

(h) Nothing in this Agreement grants to Licensee, or authorizes Licensee to grant to anyone else, any right to reproduce, copy, distribute or perform publicly by any means, method or process whatsoever, any sound recording embodying any of the musical compositions licensed under this Agreement.

5. License Fees, Reports and Payments

(a) In consideration of the license granted herein, for the following periods, Licensee agrees to pay PRO a Base or Minimum License Fee, and Per Usage Fee.

(i) The Base License Fee shall be the following:

Minimum and Base License Fee	Number of Business Locations

$50.00 per month for per each business location payable on the first of each Month.	(Licensee to fill out) For each business location in addition to
This shall increase on a yearly basis every January 1st at 2.5% annually.	The principal office listed above, please fill out a separate form including the address of the additional locations

(ii) The Per Usage Fee shall be based on the number of uses of Musical Works in PROs Repertory at $0.00005 USD per usage for every 1% of a work registered with PRO representing a total of 100% publisher and 100% writer share for a maximum of 200%. This shall increase on a yearly basis every January 1st at 2.5% annually, rounded highest to the nearest $0.01.

Rate Chart Example*:

Ownership of PRO Work	Usages	Total Usage Fee	Base License Fee Per Business Location	Total Per Month
1% Ownership of Publisher and Writer share	10	$0.01	$50.00	$50.01
1% Ownership of Publisher and Writer share	10,000	$1.00	$50.00	$51.00
1% Ownership of Publisher and Writer share	1,000,000	$100.00	$50.00	$150.00

Ownership of PRO Work	Usages	Total Usage Fee	Base License Fee Per Business Location	Total Per Month
50% Ownership of Publisher and Writer share	10	$0.05	$50.00	$50.05
50% Ownership of Publisher and Writer share	10,000	$50.00	$50.00	$100.00
50% Ownership of Publisher and Writer share	1,000,000	$5,000.00	$50.00	$5,050.00

Ownership of PRO Work	Usages	Total Usage Fee	Base License Fee Per Business Location	Total Per Month
100% Ownership of Publisher and Writer share	10	$0.10	$50.00	$50.10
100% Ownership of Publisher and Writer share	10,000	$100.00	$50.00	$150.00
100% Ownership of Publisher and Writer share	1,000,000	$10,000.00	$50.00	$10,050.00

Ownership of PRO Work	Usages	Total Usage Fee	Base License Fee Per Business Location With Five Locations	Total Per Month
100% Ownership of Publisher and Writer share	10	$0.10	$250.00	$250.10
100% Ownership of Publisher and Writer share	10,000	$100.00	$250.00	$350.00
100% Ownership of Publisher and Writer share	1,000,000	$10,000.00	$250.00	$10,250.00

*	These are examples for illustration purposes only. Exact ownership, and usage may fluctuate.

(iii) On the first of each month the Licensee shall submit a Musical Work Usage Report detailing the usage of each Musical Work in PRO’s Repertory. Said reports shall be made through PROs website www.promusicrights.com, in the format required by PRO. In the event that Licensee cannot locate the correct format required to submit the Musical Work Usage Report, Licensee shall contact PRO at Licensing@ProMusicRights.com and request additional information.

(iv) The Musical Work Usage Report shall contain the amount of usage and/or streams of which the Licensee utilized PROs Musical Works contained in its Repertory. PRO, upon receiving such submission will send out an invoice, to Licensee, for the Usage Fee amount due. Said invoice is due upon receipt. In the event that Licensee submits the Musical Work Usage Report later than five days after the reports are due, PRO will charge Licensee a daily fee equal to 10% of the Base Licensing Fee until Licensee comes into compliance and submits the Musical Work Usage Report.

(b) Licensee agrees to report to PRO, on forms supplied free of charge by PRO, simultaneously with payment of said license fees, Licensees’ total full-time student enrollment.

(c) In the event Licensee shall fail to pay license fees due hereunder within 30 days of the commencement or renewal of this agreement of the year in which they are due, Licensee agrees to pay a finance charge on the license fees due of 1½ % per month, or the maximum rate permitted by the law of the state in which Licensee is located, whichever is less, from the date such license fees became due.

(d) Licensee agrees to furnish quarterly to PRO copies of all programs of musical works performed by Licensee in each of its musical attractions presented during the previous quarter, which are prepared for distribution to the audience or for the use or information of Licensee or any department thereof, and program schedules for Licensee’s Cable Television System. Copies of programs of Licensee’s musical attractions shall include all encores to the extent possible. Licensee shall be under no obligation to furnish such programs when they have not been otherwise prepared.

(e) In the event that PRO requires the utilization of third parties, for instance, to process payments, process data or collections, Licensee agrees to pay said third party expenses. In addition, if PRO decides to implement and utilize tracking usage technology, Licensee agrees to be responsible for all fees or costs association, including hardware, software, or additional third party fees.

(v) You agree to provide payment information, which can be electronic bank account information, credit card, debit card, etc., to PRO, and you expressly authorize PRO to charge and/or take payment from the provided payment information in accordance with this agreement, which includes both the monthly base licensing fee and per usage fee pursuant to invoice. Payment processing fees may apply and are authorized to be charged.

6. Reservation of Rights

The parties hereto expressly reserve all rights and privileges accorded by the Copyright Act of 1976, as amended, and other applicable laws.

7. Breach or Default

Upon any breach or default of the terms and conditions of this Agreement, PRO may terminate this Agreement by giving Licensee thirty (30) days notice in writing to cure such breach or default, and in the event such breach or default has not been cured within said thirty (30) days, this Agreement shall terminate on the expiration of such thirty (30)-day period without further notice from PRO. The right to terminate shall be in addition to any and all other remedies which PRO may have. In this event of such termination, PRO shall refund to Licensee any unearned license fees paid in advance.

8. Interference in PRO’s Operations

In the event of:

(a) Any major interference with the operation of PRO in the state, territory, dependency, possession or political subdivision in which Licensee is located, by reason of any law of such state, territory, dependency, possession or political subdivision which is applicable to the licensing of performing rights; or

(b) Any substantial increase in the cost to PRO of operating in such state, territory, dependency, possession or political subdivision, by reason of any law of such state, territory, dependency, possession or political subdivision which is applicable to the licensing of performing rights PRO shall have the right to terminate this Agreement forthwith by written notice, and, in the event of such termination, shall refund to Licensee any unearned license fees paid in advance. The written notice provided by PRO shall explain the specific reason why it is terminating the license.

9. Notices

All notices shall be given in writing by United States certified mail sent to either party at the address stated above. Notices to PRO shall be made to the attention of: Director, Symphonic and Educational Licensing. Notices to Licensee shall be made to the attention of                      (Licensee Representative). Each party agrees to inform the other of any change of address.

10. Modification of Agreement

This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof. This Agreement cannot be waived or added to or modified orally, and no waiver, addition or modification shall be valid unless in writing and signed by the parties. Licensee recognizes that PRO must license all similarly situated users on a nondiscriminatory basis. Licensee agrees that any modifications to this Agreement by PRO, which are required by local, state or federal law, shall not constitute discrimination between similarly situated users. Examples of such modifications are statements of equal employment opportunity or nondiscrimination on the basis of race, creed, color, sex or national origin.

11. Execution

This Agreement may be signed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement. Facsimile signatures shall be treated as original signatures for all purposes hereunder.

IN WITNESS WHEREOF, this Agreement has been executed in duplicate original by the duly authorized representatives of PRO and Licensee all as of the Effective Date.

PRO MUSIC RIGHTS, INC.		LICENSEE

BY:		By:
	JAKE NOCH	NAME:
	CHIEF EXECUTIVE OFFICER	TITLE:
(Fill in capacity in which signed: (a) If corporation, state corporate office held; (b) If partnership, write word “partner” under signature of signing partner; (c) If individual owner, write “individual owner” under signature.)